EXHIBIT 21

EXHIBIT NO. 21 - SUBSIDIARIES OF THE REGISTRATION
INTERNATIONAL DAIRY QUEEN, INC.

                                        Jurisdiction of
Subsidiary (1)                          Incorporation
--------------                          -------------

American Dairy Queen Corporation        Delaware
Orange Julius of America                California
DQF, Inc.                               Minnesota
Golden Skillet International, Inc.      Minnesota
Karmelkorn Shoppes, Inc.                Delaware
Dairy Queen of Georgia, Inc.            Minnesota
Dairy Queen Canada, Inc. (2)(3)         Canada (Federal)

(1)  All subsidiaries are 100% owned by Registrant.

(2) IDQ Canada, Inc.{Canada (Federal)} is a wholly-owned subsidiary of Dairy Queen Canada, Inc.

(3) Orange Julius Canada, Ltd. {Canada (Federal)} is a wholly-owned subsidiary of Dairy Queen Canada, Inc.

Registrant also owns 60% of the outstanding capital stock of Firstaff, Inc., a Minnesota corporation.